Exhibit 99.1

NEWS RELEASE

TheProvidentBank.com

FOR IMMEDIATE RELEASE
For additional information please contact: Jennifer McLynch Communications and Branding Manager jmclynch@theprovidentbank.com (978) 834-8583

Joe Reilly Appointed to Board of Directors of

The Provident Bank and Provident Bancorp, Inc.

Former Centrix Bank Co-Founder and Eastern Bank Regional President brings

40-years of commercial banking expertise to The Provident.

(AMESBURY, MA., June 26, 2018) – Dave Mansfield, CEO of The Provident Bank, announced today the addition of Joe Reilly to The Provident Bank and Provident Bancorp, Inc. Board of Directors.

“I admire Joe’s vision and courage as the founder of Centrix Bank, the first dedicated Commercial Bank in New Hampshire,” comments Mansfield. “He brings to our Board of Directors the expertise of a successful bank CEO, the character of a dedicated community member, and the respect of the entire banking community. It is an honor to introduce Joe Reilly to our Team.”

Reilly co-founded Centrix Bank in 1999 and served as CEO until 2014. Centrix was established to provide NH a true commercial bank that was focused on helping businesses grow and be successful. The bank reached over $1 billon in assets and was acquired by Eastern Bank in 2014.  Reilly became the Eastern Bank Regional President. He retired in December 2017.

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“I have a deep respect for everything Joe has accomplished throughout his forty-year career in banking,” continues Mansfield. “He is a pioneer in the banking industry and will bring critical insight, sound judgement and hands-on experience to The Provident as we continue to grow and thrive as a commercial bank.”

Reilly was elected to the Boards of The Provident Bank and Provident Bancorp, Inc. on June 21, 2018.

“I have been watching The Provident’s transformation and growth from a small community bank to an innovative commercial bank over the past several years,” comments Reilly. “The Provident has an outstanding reputation in the banking community for being an innovative institution while maintaining financial strength and sound judgement. Its niche markets in international finance, mergers and acquisitions, search fund lending and renewable energy, are unique in that not many banks its size pursue these financing opportunities. But The Provident is doing it successfully.”

Prior to co-founding Centrix Bank, Reilly was Chief Operating Officer and Senior Lending Officer at Centerpoint Bank. When Centerpoint Bank was acquired, Reilly assumed a senior management position as Senior Vice President of Commerical Banking with Bank of New Hampshire. He also worked in various roles at Fleet Bank for twelve years.

“I was particularly intrigued by The Provident’s strategy to pursue a partial IPO in 2015,” continues Reilly. “That kind of well thought out strategy speaks volumes to the great leadership of The Provident’s executive team and board of directors. It is a business model I am comfortable supporting.”

Reilly has been heavily involved in the community throughout his career. He is currently a Trustee and past Chairman of the New Hampshire Institute of Art College, as well as a Trustee of NeighborWorks of Southern New Hampshire. He also serves as the sole independent Director of a newly formed healthcare insurance company in New Hampshire, Tufts Health Freedom Plan. He also serves as Director and Treasurer of the New Hampshire Charitable Foundation.

“Joe Reilly has been an influential member of our community for decades,” comments Arthur Sullivan, Provident Bank Board Member and Principal Partner of Brady Sullivan Properties. “He is known for his leadership in business, his generous philanthropy, and his dedication to our local community. I am thrilled for the opportunity to work with him as a Provident Bank Board member. He is a great addition to our team.”

Reilly’s community involvement has not gone unnoticed. His business and community awards include: 2018 UNH Manchester Granite Award; 2018 NeighborWorks Southern New Hampshire David Goodwin Outstanding Neighbor Award; 2016 Granite United Way Live United Award; 2013 Manchester Chamber of Commerce’s Citizen of the Year Award; 2012 CMC Charles Whittemore Award; and the Greater Manchester Chamber of Commerce’s 2003 Small Business Person of the Year Award. He was also recognized as one of “NH’s Most influential People” by Business NH Magazine in 2012, as Community Banker of the Year by the New Hampshire Bankers Association in 2000, and was one of New Hampshire’s “Leaders for the 21st Century” by Business NH Magazine in 2000. He also received the 2005 Entrepreneurial Venture/Creations Person of the Year Award from the UNH Whittemore School of Business and Economics, and was a Moore Center’s 2016 Garden Party Honoree.

“It is an honor to have such an influential member of the banking community join our Board of Directors,” comments Mansfield. “I look forward to working with Joe as The Provident continues to expand its niche markets.”

Reilly earned an MBA from Whittemore School of Business and Economics at the University of New Hampshire. He lives in Ipswich, Massachusetts with his wife, Venetia.

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About The Provident
The Provident Bank, a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC), is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF).

Your Deposits Are Insured In Full.

Member FDIC / Member DIF

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